AMERICAN EXPRESS CREDIT CORPORATION
                 (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)


                                  EXHIBIT 12.1


          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS CREDIT CORPORATION
                                   (millions)


                                     NINE MONTHS
                                        ENDED
                                     SEPTEMBER 30,
                                     (UNAUDITED)                             YEARS ENDED DECEMBER 31,
                                   ---------------          --------------------------------------------------------
                                   2000       1999            1999        1998         1997        1996       1995
                                   ----       ----            ----        ----         ----        ----       ----
Earnings:
Net Income                        $  203     $  171          $  223      $  237       $  212      $  215     $  197
Income tax provision                 107         92             120         128          114         115        105
Interest expense                   1,058        822           1,130       1,190        1,125       1,117      1,054
                                 -------    --------        -------     -------      -------     -------    -------

Total earnings                    $1,368     $1,085          $1,473      $1,555       $1,451      $1,447     $1,356
                                  ======     ======          ======      ======       ======      ======     ======

Fixed charges -
   Interest expense               $1,058     $  822          $1,130      $1,190       $1,125      $1,117     $1,054
                                  ======    =======          ======      ======       ======      ======     ======

Ratio of earnings
   to fixed charges                 1.29       1.32            1.30        1.31         1.29        1.30       1.29


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.






                       AMERICAN EXPRESS CREDIT CORPORATION
                 (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)



                                  EXHIBIT 12.2

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                           OF AMERICAN EXPRESS COMPANY
                              (Dollars in millions)


                                NINE MONTHS
                                   ENDED
                                SEPTEMBER 30,                                   YEARS ENDED DECEMBER 31,
                                    2000              ---------------------------------------------------------------
                                (UNAUDITED)               1999         1998           1997          1996         1995
                                -----------               ----         ----           ----          ----         ----
EARNINGS:

Pretax income from
   continuing operations             $2,995             $3,438       $2,925         $2,750        $2,664       $2,183
Interest expense                      2,177              2,178        2,224          2,122         2,160        2,343
Other adjustments                       125                151          124            127           139           95
                                   --------           --------     --------       --------      --------     --------
Total earnings (a)                   $5,297             $5,767       $5,273         $4,999        $4,963       $4,621
                                   ========           ========     ========       ========      ========     ========

Fixed charges:
   Interest expense                  $2,177             $2,178       $2,224         $2,122        $2,160       $2,343
   Other adjustments                    125                152          129            129           130          135
                                   --------           --------     --------       --------      --------     --------
Total fixed charges (b)              $2,302             $2,330       $2,353         $2,251        $2,290       $2,478
                                   ========           ========     ========       ========      ========     ========

Ratio of earnings
   to fixed charges (a/b)              2.30               2.48         2.24           2.22          2.17         1.86


Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

In the fourth quarter of 1995, American Express' ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, American Express' investment in FDC is accounted for as Investments - Available for Sale.